EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404, No. 333-94945, No. 333-37823 and No. 333-37831 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 and in Registration Statement No. 333-85967, No. 333-57508, No. 333-104560, No. 333-104559, No. 333-119067, No. 333-119069, No. 333-121506, No. 333-122342, No. 333-122448, No. 333-124298, No. 333-127969, No. 333-134908, and No. 333-138336 on Form S-3 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedules of Weingarten Realty Investors and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2007